Exhibit 1: Income Statement (Third Quarter 2005)

		Ch$ millions		US$ millions (1)%
		Q3'05	Q3'04	Q3'05	Q3'04	Change

Net sales		111,059	97,465	209.9	184.2	13.9%

Cost of goods sold		(57,843)	(50,730)	(109.3)	(95.9)	14.0%
	% of sales	52.1%	52.0%	52.1%	52.0%

Gross profit		53,216	46,735	100.6	88.3	13.9%
	% of sales	47.9%	48.0%	47.9%	48.0%

SG&A		(43,421)	(38,460)	(82.1)	(72.7)	12.9%
	% of sales	39.1%	39.5%	39.1%	39.5%

Operating income		9,795	8,275	18.5	15.6	18.4%
	% of sales	8.8%	8.5%	8.8%	8.5%

Non-operating result
	Financial income	57	(280)	0.1	(0.5)	NM
	Equity in NI of rel. companies	(140)	92	(0.3)	0.2	NM
	Other non-operating income	867	202	1.6	0.4	328.4%
	Amortization of goodwill	(620)	(552)	(1.2)	(1.0)	12.2%
	Interest expenses	(1,841)	(1,430)	(3.5)	(2.7)	28.8%
	Other non-operating expenses	(225)	(430)	(0.4)	(0.8)	-47.7%
	Price level restatement	(712)	632	(1.3)	1.2	NM
	Currency exchange result	745	154	1.4	0.3	384.5%
	Total	(1,868)	(1,612)	(3.5)	(3.0)	15.9%

Income before taxes		7,926	6,662	15.0	12.6	19.0%
	Income taxes	78	(656)	0.1	(1.2)	NM
	Tax rate	-1.0%	9.8%	-1.0%	9.8%

Minority interest		(72)	(645)	(0.1)	(1.2)	-88.9%

Amort. of negative goodwill		15	10	0.0	0.0	58.9%

Net income		7,948	5,371	15.0	10.1	48.0%
	% of sales	7.2%	5.5%	7.2%	5.5%

Earnings per share		24.95	16.86	0.05	0.03	48.0%
Earnings per ADR		124.77	84.32	0.24	0.16

Weighted avg. shares (millions)		318.5	318.5	318.5	318.5

Depreciation		10,230	10,423	19.3	19.7	-1.8%
Amortization		123	95	0.2	0.2	29.7%
EBITDA		20,148	18,792	38.1	35.5	7.2%
	% of sales	18.1%	19.3%	18.1%	19.3%

Capital expenditures		12,696	8,817	24.0	16.7	44.0%

(1) Exchange rate: US$1.00 = Ch$529.20